Exhibit 99.1

Caterpillar Financial Services Corporation
3Q 2020 Earnings Release
October 27, 2020

FOR IMMEDIATE RELEASE

Cat Financial Announces Third-Quarter 2020 Results
Cat Financial reported third-quarter 2020 revenues of $598 million, a decrease of $150 million, or 20%, compared with the third quarter of 2019. Third-quarter 2020 profit was $48 million, an $81 million, or 63%, decrease from the third quarter of 2019.
The decrease in revenues was primarily due to a $76 million unfavorable impact from lower average financing rates and a $40 million unfavorable impact from lower average earning assets.
Third-quarter 2020 profit before income taxes was $96 million, an $88 million, or 48%, decrease from the third quarter of 2019. The decrease was primarily due to a $50 million increase in provision for credit losses, a $29 million decrease in net yield on average earning assets and an $18 million unfavorable impact from lower average earning assets. These unfavorable impacts were partially offset by a $20 million decrease in general, operating and administrative expenses primarily due to lower short-term incentive compensation and employee benefit expenses.
The provision for income taxes reflected an estimated annual tax rate of 33% in the third quarter of 2020 compared with 28% in the third quarter of 2019. The increase in the estimated annual tax rate was primarily due to changes in the geographic mix of profits.
During the third quarter of 2020, retail new business volume was $2.60 billion, a decrease of $329 million, or 11%, from the third quarter of 2019. The decrease was driven by lower volume across all segments with the exception of a slight increase in Asia/Pacific.
At the end of the third quarter of 2020, past dues were 3.81%, compared with 3.19% at the end of the third quarter of 2019. Past dues increased primarily due to the impact of the COVID-19 pandemic, offset by decreases in the Caterpillar Power Finance and Latin American portfolios. Write-offs, net of recoveries, were $125 million for the third quarter of 2020, compared with $103 million for the third quarter of 2019. As of September 30, 2020, the allowance for credit losses totaled $460 million, or 1.74% of finance receivables, compared with $515 million, or 1.92% of finance receivables at June 30, 2020. The decrease in the allowance for credit losses was primarily driven by write-offs of previously reserved accounts in the Caterpillar Power Finance portfolio. The allowance for credit losses at year-end 2019 was $424 million, or 1.50% of finance receivables.

"The Cat Financial team delivered solid results in the third quarter while managing customer challenges from COVID-19 and the remaining Caterpillar Power Finance portfolio," said Dave Walton, president of Cat Financial and vice president with responsibility for the Financial Products Division of Caterpillar Inc. "We saw modest improvement versus second quarter 2020 for most key business drivers, and Cat Financial remains well-positioned to serve Caterpillar customers and dealers worldwide through financial services solutions."
For over 35 years, Cat Financial, a wholly owned subsidiary of Caterpillar, has provided financial service excellence to customers. The company offers a wide range of financing solutions to customers and Cat® dealers for machines, engines, Solar® gas turbines, marine vessels and various operational needs. Cat Financial has offices and subsidiaries located throughout North and South America, Asia, Australia, Europe, Africa and the Middle East, with its headquarters in Nashville, Tennessee.

Caterpillar media contact: Kate Kenny, 309-361-9333 or Kenny_Kate@cat.com

STATISTICAL HIGHLIGHTS:

THIRD-QUARTER 2020 VS. THIRD-QUARTER 2019
(ENDED SEPTEMBER 30, EXCEPT TOTAL ASSETS)
(Millions of dollars)

	2020	2019	CHANGE
Revenues	$598	$748	(20)%
Profit Before Income Taxes	$96	$184	(48)%
Profit (excluding profit attributable to noncontrolling interests)	$48	$129	(63)%
Retail New Business Volume	$2,600	$2,929	(11)%
Total Assets at September 30 and December 31, respectively	$31,765	$33,693	(6)%

NINE-MONTHS 2020 VS. NINE-MONTHS 2019
(ENDED SEPTEMBER 30)
(Millions of dollars)

	2020	2019	CHANGE
Revenues	$1,934	$2,241	(14)%
Profit Before Income Taxes	$312	$467	(33)%
Profit (excluding profit attributable to noncontrolling interests)	$197	$306	(36)%
Retail New Business Volume	$7,650	$8,626	(11)%

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this press release relate to future events and expectations and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "believe," "estimate," "will be," "will," "would," "expect," "anticipate," "plan," "project," "intend," "could," "should" or other similar words or expressions often identify forward-looking statements. All statements other than statements of historical fact are forward-looking statements, including, without limitation, statements regarding our outlook, projections, forecasts or trend descriptions. These statements do not guarantee future performance and speak only as of the date they are made, and we do not undertake to update our forward-looking statements.

Cat Financial's actual results may differ materially from those described or implied in our forward-looking statements based on a number of factors, including, but not limited to: (i) disruptions or volatility in global financial markets limiting our sources of liquidity; (ii) failure to maintain our credit ratings and potential resulting increases to our cost of borrowing and adverse effects on our cost of funds, liquidity, competitive position and access to capital markets; (iii) changes in interest rates, currency fluctuations or market liquidity conditions; (iv) an increase in delinquencies, repossessions or net losses of our customers; (v) residual values of leased equipment; (vi) our compliance with financial and other restrictive covenants in debt agreements; (vii) government monetary or fiscal policies; (viii) political and economic risks, commercial instability and events beyond our control in the countries in which we operate; (ix) demand for Caterpillar products; (x) marketing, operational or administrative support received from Caterpillar; (xi) our ability to develop, produce and market quality products that meet our customers’ needs; (xii) information technology security threats and computer crime; (xiii) alleged or actual violations of trade or anti-corruption laws and regulations; (xiv) new regulations or changes in financial services regulations; (xv) additional tax expense or exposure; (xvi) changes in accounting guidance; (xvii) the recent global coronavirus pandemic, which has led to periods of significant volatility in financial and other markets; and (xviii) other factors described in more detail in Cat Financial's Forms 10-Q, 10-K and other filings with the Securities and Exchange Commission.